Exhibit 10.1

Board of Director Compensation
(Effective as of May 16, 2018)

Retainer:	Retainer fees are paid quarterly, at the end of each quarter. Fees are as follows:

Annual cash retainer:                 $127,500
Additional retainer for Lead Independent Director:    $35,000
Additional retainer for Audit Committee:         $10,000
Additional retainer for Audit Committee chair:        $20,000
Additional retainer for Comp Committee chair:        $20,000
Additional retainer for Gov Committee chair:        $20,000
Additional retainer for Policy Committee chair:     $20,000

Equity Grant:
Directors are awarded an annual equity grant of $155,000 in deferred stock units (“Automatic Stock Units”), awarded annually on the day of the Company’s Annual Meeting of Shareholders. The Automatic Stock Units will vest on the one year anniversary of the grant date. Directors may elect to have all or any portion of their Automatic Stock Units paid on (A) the earlier of (i) the beginning of a specified calendar year after the vesting date or (ii) their separation from service as a member of the Board or (B) the vesting date.

Deferral of Cash Retainer:
Directors may elect to defer payment of all or a portion of their cash retainer fees and any other committee retainer fees into a deferred stock unit account (“Elective Stock Units”). Elective Stock Units are awarded on a calendar quarterly basis. Directors may elect to have all or a portion of their Elective Stock Units paid on the earlier of (i) the beginning of a specified calendar year or (ii) their separation from service as a member of the Board.

Elective Deferral Program:
Directors may elect to defer to a later year all or a portion of their annual cash retainer and any other fees payable for their Board service into alternative investment options similar to the options available under Northrop Grumman’s Savings Excess Plan.